Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-83492

PROSPECTUS SUPPLEMENT NO. 5
TO PROSPECTUS DATED JUNE 3, 2002


                                  $175,000,000

                           GTECH Holdings Corporation

               1-3/4% Convertible Debentures due December 15, 2021
                     fully and unconditionally guaranteed by

                GTECH Corporation and Certain of its Subsidiaries
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         This prospectus supplement no. 5 relates to the resale by the selling securityholders (including their pledgees, donees, assignees, transferees, successors and others who later hold any of their interests) of 1-3/4% Convertible Debentures due December 15, 2021 issued by GTECH Holdings Corporation and the shares of GTECH common stock issuable upon conversion of those debentures.

         This prospectus supplement should be read in conjunction with the prospectus dated June 3, 2002, as supplemented June 12, 2002, June 18, 2002, June 26, 2002 and July 19, 2002, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus and prior supplements, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus or prior supplements. Terms used in this prospectus supplement and not otherwise defined herein have the meanings with which they are used in the prospectus.

         Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The table of selling securityholders contained in the prospectus is hereby amended to add the entities named below as selling securityholders:

                                                                                          Number of
                                        Aggregate                       Shares of    Percentage of
                                        Principal                     GTECH Common  Shares of GTECH
                                        Amount of     Percentage of  Stock That May  Common Stock
                                      Debentures That   Debentures     Be Sold (1)   Outstanding (2)
                         Name          May Be Sold    Outstanding

BNP Paribas Equity Strategies SNC(3)..  $2,500,000       1.43%           90,909              *

* Less than one percent (1%).


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(1) Assumes conversion of all of the holder's debentures at a conversion price of $27.50 per share of common stock. This conversion price is subject to adjustment, however, as described under "Description of Debentures--Conversion Rights--Conversion Price Adjustments" beginning on page 19 of the prospectus. As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Does not include shares of GTECH common stock that we may issue upon purchase of debentures by us at the option of the holder.

(2) Calculated according to Rule 13d-3(d)(i) of the Exchange Act, using 57,276,698 shares of common stock outstanding as of June 21, 2002. In calculating this amount for each holder, we treated as outstanding the number of shares of GTECH common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures. Does not include shares of GTECH common stock that we may issue upon purchase of debentures by us at the option of the holder.

(3) BNP Paribas Equity Strategies SNC beneficially owns 19,647 shares of GTECH common stock in addition to the debentures listed.


         Information about other selling securityholders will be set forth in additional prospectus supplements, if required.

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          Investing in the debentures involves risks that are described in the prospectus, including the section captioned "Risk Factors" beginning on page 6 of the prospectus.

            The date of this prospectus supplement is August 21, 2002